Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES HIGH RATE MAIN PASS PRODUCTION TEST AND NEW SOUTHERN LOUISIANA DISCOVERY
Austin, TX — July 7, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced that its Main Pass SL 18826 #1 discovery was production tested at a rate of 15.4 MMcf of natural gas per day. Brigham also drilled an apparent discovery with its second joint venture well at Chandeleur Sound. Brigham Exploration owns a 50% working interest in both Main Pass and Chandeleur Sound, the first two of six prospects it plans to drill as part of its Southern Louisiana joint venture with Clayton Williams Energy Inc. (NASDAQ: CWEI).
The Main Pass SL 18826 #1 encountered approximately 100 feet of apparent Miocene pay in four intervals at depths of between 7,140 and 7,680 feet. All intervals were commingled at a production rate of approximately 15.4 MMcf of natural gas per day with minimal pressure drawdown. Brigham anticipates achieving production to sales by late August, and expects to produce the Main Pass SL 18826 #1 at an initial rate of 15 to 20 MMcf of natural gas per day.
Brigham’s second joint venture well, the Chandeleur Sound SL 19312 #1, was recently logged and encountered approximately 24 feet of apparent pay. The Chandeleur Sound SL 19312 #1 is a southern offset to a well that had produced approximately 4.0 Bcfe prior to being knocked off line by Hurricane Katrina. Brigham is currently drilling its third joint venture well, the Breton Sound SL 19054 #1, with results expected in late July. The fourth joint venture well, the Romere Pass BLM 013045 #1, is expected to commence in August.
Bud Brigham, the Chairman, President and CEO stated, “We’re two for two thus far in our Southern Louisiana joint venture with Clayton Williams. Our Main Pass well should be a remarkably strong producer, positively impacting our production beginning in September. We expect to have our Chandeleur Sound well production tested by late July, with production to sales expected in late September. Our drilling program has progressed very well thus far in 2008. We’ve had a 100% success rate to date, including of course our activity in the Williston Basin, where we expect to issue an update on our activity soon.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300